Exhibit 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2021 First Quarter Financial Results

Company to Host Conference Call at 8:30 AM ET on Wednesday, May 12, 2021

Birmingham, MI, May 11, 2021 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the first quarter ended March 31, 2021.

First Quarter 2021 Financial Highlights (compared to the prior year first quarter)

•	Gross written premium increased 21.1% to $30.4 million
•	Commercial Lines gross written premium increased 16.1% to $27.2 million
•	Personal Lines gross written premium increased 92.2% to $3.2 million
•	Catastrophe losses of $2.3 million from Winter Storm Uri
•	Net loss of $4.6 million, or $0.48 per share, based on 9.7 million average shares outstanding
•	Book value per share of $3.82 as of March 31, 2021.

Management Comments

James Petcoff, Chairman and CEO, commented, “Our results were impacted by Winter Storm Uri and by severity from certain geographies largely in our quick service restaurant business. We have worked diligently to reduce exposure in our underperforming areas, while concentrating on markets where we have consistently reported favorable results. We achieved solid top line growth in both Commercial and Personal lines, which will help Conifer achieve an efficient operating scale going forward.”

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2021 First Quarter Financial Results Overview

2021 First Quarter Premiums

Gross Written Premiums

Gross written premiums increased 21.1% in the first quarter of 2021 to $30.4 million, compared to $25.1 million in the prior year period. The increase was the result of growth in both Commercial and Personal lines business as we continue to penetrate markets where we have been the most successful while still reducing exposure to less profitable lines.

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Net Earned Premiums

Net earned premiums increased 3.7% to $22.8 million for the first quarter of 2021, compared to $22.0 million for the prior year period. Growth was limited by slightly higher reinsurance costs. The Company expects net earned premiums to increase throughout 2021 as the growth in gross written premiums achieved in the second half of 2020 and into 2021 continues to be earned ratably through the year.

Commercial Lines Financial and Operational Review

Commercial Lines Financial Review

	Three Months Ended March 31,		
	2021	2020	% Change
	(dollars in thousands)		
Gross written premiums	$ 27,221	$ 23,444	16.1%
Net written premiums	21,557	19,687	9.5%
Net earned premiums	20,706	20,431	1.3%
Underwriting ratios:			
Loss ratio	81.7%	65.6%	
Expense ratio	44.6%	47.2%	
Combined ratio	126.3%	112.8%	
Contribution to combined ratio from net (favorable) adverse prior year development	24.9%	17.9%	
Accident year combined ratio (1)	101.4%	94.9%	

(1) The accident year combined ratio is the sum of the loss ratio and the expense ratio, less changes in net ultimate loss estimates from prior accident year loss reserves. The accident year combined ratio provides management with an assessment of the specific policy year's profitability and assists management in their evaluation of product pricing levels and quality of business written.

The Company’s commercial lines of business, representing 89.6% of total gross written premium in the first quarter of 2021, primarily consists of property and liability coverage offered to owner-operated small- to mid-sized businesses.

Commercial lines gross written premium increased 16.1% in the first quarter of 2021 to $27.2 million, as the Company continues to emphasize growth of its specialty lines business.

The Commercial lines combined ratio was 126.3% for the three months ended March 31, 2021, compared to 112.8% in the prior year period.  The loss ratio was 81.7% for the three months ended March 31, 2021, compared with 65.6% in the prior year period while the expense ratio was 44.6% in the current year period, compared with 47.2% during the prior year period.

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Winter Storm Uri (or “URI”), for the three months ended March 31, 2021, increased the accident year loss ratio in the Commercial lines segment by 8.2 percentage points.  Excluding URI, the accident year loss ratio would have been 48.6%.  Similarly, the Commercial lines accident year combined ratio was 8.7 percentage point higher for the quarter because of URI, and would have been 92.7% excluding the impact of Winter Storm Uri.

Personal Lines Financial and Operational Review

Personal Lines Financial Review

	Three Months Ended March 31,		
	2021	2020	% Change
	(dollars in thousands)		
Gross written premiums	$ 3,152	$ 1,640	92.2%
Net written premiums	2,926	1,364	114.5%
Net earned premiums	2,129	1,586	34.2%
Underwriting ratios:			
Loss ratio	111.0%	49.8%	
Expense ratio	43.8%	47.1%	
Combined ratio	154.8%	96.9%	
Contribution to combined ratio from net (favorable) adverse prior year development	28.2%	4.0%	
Accident year combined ratio	126.6%	92.9%

Personal lines, representing 10.4% of total gross written premium for the first quarter of 2021, consists largely of low-value dwelling homeowner’s insurance.

Personal lines gross written premium increased 92.2% to $3.2 million in the first quarter of 2021 compared to the prior year period, led by growth in the Company’s low-value dwelling line of business in Texas following Winter Storm Uri.

Personal lines combined ratio was 154.8% for the three months ended March 31, 2021, compared to 96.9% in the prior year period. Personal lines loss ratio was 111.0%, compared to 49.8% in the prior year period, largely driven by losses associated with Winter Storm Uri.

Winter Storm Uri, for the three months ended March 31, 2021, increased the accident year loss ratio in the Personal lines segment by 21.8 percentage points.  Excluding Uri, the accident year loss ratio would have been 61.0%.  Similarly, the Personal lines accident year combined ratio was 22.7 percentage points higher for the quarter because of URI, and would have been 103.9% excluding the impact of Winter Storm Uri.

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Combined Ratio Analysis

Combined Ratio

The Company's combined ratio was 129% for the quarter ended March 31, 2021, compared to 111.6% for the same period in 2020. The Company’s accident year combined ratio for the quarter ended March 31, 2021 was 103.8%, compared to 94.7% in the prior year period.

Loss Ratio:

The Company’s losses and loss adjustment expenses were $19.4 million for the three months ended March 31, 2021, compared to $14.3 million in the prior year period. This resulted in a loss ratio of 84.4%, compared to 64.5% in the prior year period.

Expense Ratio:

The expense ratio was 44.6% for the first quarter of 2021, compared to 47.1% in the prior year period.

Net Investment Income

Net investment income was $532,000 during the quarter ended March 31, 2021, compared to $954,000 in the prior year period. Net realized investment gains during the first quarter were $2.9 million, compared to net realized investment gains of $928,000 in the prior year period.

Change in Fair Value of Equity Securities

During the quarter, the Company reported a loss from the change in fair value of equity investments of $540,000, compared to a loss of $3.1 million in the prior year period.

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Net Income (Loss)

In the first quarter of 2021, the Company reported a net loss of $4.6 million, or $0.48 per share, compared to a net loss of $4.7 million, or $0.49 per share, in the prior year period.

Adjusted Operating Income (Loss)

In the first quarter of 2021, the Company reported an adjusted operating loss of $7.0 million, or $0.72 per share, compared to an adjusted operating loss of $2.7 million, or $0.28 per share, for the same period in 2020. See Definitions of Non-GAAP Measures.

Earnings Conference Call with Accompanying Slide Presentation

The Company will hold a conference call/webcast on Wednesday, May 12, 2021 at 8:30 a.m. ET to discuss results for the first quarter ended March 31, 2021.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:On the Event Calendar at IR.CNFRH.com

Conference Call:844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About the Company

Conifer Holdings, Inc. is a Michigan-based insurance holding company. Through its operating subsidiaries, Conifer offers customized coverage solutions tailored to the needs of our specialty niche insureds.  Across all 50 states, we utilize a multi-channel distribution approach, but largely market through independent agents. Conifer is traded on the Nasdaq Global Market (Nasdaq: CNFR), and additional information is available on the Company’s website at www.CNFRH.com.

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Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding net realized investment gains or losses, changes in fair value of equity securities, and other gains or losses; all net of tax. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Reconciliations of adjusted operating income and adjusted operating income per share:

Three Months Ended March 31,	
	2021	2020
	(dollar in thousands, except share and per share amounts)	
Net income (loss)	$ (4,636)	$ (4,725)
Less:		
Net realized investment gains and other gains, net of tax	2,924	1,043
Change in fair value of equity securities, net of tax	(540)	(3,086)
Adjusted operating income (loss)	$ (7,020)	$ (2,682)
Weighted average common shares, diluted	9,681,728	9,592,774
Diluted income (loss) per common share:		
Net income (loss)	$ (0.48)	$ (0.49)
Less:		
Net realized investment gains and other gains, net of tax	0.30	0.11
Change in fair value of equity securities, net of tax	(0.06)	(0.32)
Adjusted operating income (loss), per share	$ (0.72)	$ (0.28)

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Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 11, 2021 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

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